Exhibit 99.1

News Release
Media Contact:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
2730 West Tyvola Road
Investor Relations:	Charlotte, NC 28217-4578
Paul Gifford +1 704 423 5517	Tel: 704 423 7000
Fax: 704 423 7002
For Immediate Release	www.goodrich.com
Goodrich Announces Solid Third Quarter Results, Updates Outlook for 2010 and Provides Full Year 2011 Outlook
•	Third quarter 2010 net income per diluted share of $1.25, compared to third quarter 2009 net income per diluted share of $1.14.
•	Third quarter 2010 segment operating income margin of 17.3 percent.
•	Third quarter 2010 sales grew 6 percent to $1,748 million, compared to third quarter 2009 sales of $1,648 million.
•
Full year 2010 outlook for net income per diluted share adjusted to $4.30 — $4.35, which now includes previously announced fourth quarter debt redemption costs of $0.18 per diluted share. Sales outlook adjusted to approximately $7.0 billion.

•
Full year 2011 outlook for sales of $7.7 — $7.8 billion and net income per diluted share of $5.00 — $5.20. Net cash provided by operating activities, minus capital expenditures, is expected to exceed 85 percent of net income.

CHARLOTTE, N.C., October 21, 2010 — Goodrich Corporation (NYSE: GR) announced results today for the third quarter 2010, updated its outlook for 2010 and provided its full year outlook for 2011.
Commenting on the company’s performance and its 2010 and 2011 outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “We continued our strong performance during the third quarter. Our sales growth of 6 percent was accompanied by net income growth of 10 percent. All of our major market channels, including the commercial aftermarket, reported year-over-year sales growth. Commercial aftermarket sales were 3 percent higher than the third quarter last year and were 2 percent higher than in the second quarter of 2010.

“We adjusted our 2010 EPS outlook range to $4.30-$4.35 from $4.30-$4.45 previously. The new outlook includes a charge of $0.18 that will occur in the fourth quarter 2010 associated with the redemption of debt as announced in September. Absent that charge, our outlook would have increased by $0.10 — $0.20 per diluted share due primarily to improved margin performance in our businesses.
“For 2011, we expect sales to grow approximately 10-11 percent with all of our market channels experiencing organic growth. This strong growth, coupled with our continued focus on productivity and cost control, should increase net income by 15-20 percent in 2011.”
Third Quarter 2010 Results
Goodrich reported third quarter net income of $160 million, or $1.25 per diluted share, on sales of $1,748 million. In the third quarter 2009, the company reported net income of $145 million, or $1.14 per diluted share, on sales of $1,648 million.
For the third quarter 2010 compared with the third quarter 2009, Goodrich sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales increased by 2 percent,
•
Regional, business and general aviation airplane original equipment sales increased by 21 percent, including sales associated with the recent acquisition of DeCrane’s Cabin Management assets. Organic growth in this market channel was approximately 15 percent,

•
Large commercial, regional, business and general aviation airplane aftermarket sales increased by 3 percent. Six of the company’s eight commercial businesses reported higher aftermarket sales in the third quarter 2010, compared to the third quarter 2009. Sequentially, commercial aftermarket sales were 2 percent higher than during the second quarter 2010, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by 12 percent, including organic growth of about 4 percent.
The increase in net income is attributable primarily to the impact of sales growth in all of the company’s major market channels, strong operational performance, continued success on cost containment initiatives and favorable revisions in estimates for certain long-term contracts, partially offset by higher corporate general and administrative expenses and a higher effective tax rate. Several of these factors are noted below:
•
The company reported an effective tax rate of 28 percent for the third quarter 2010, compared to an effective tax rate of 24 percent during the third quarter 2009. Compared to the third quarter 2009, third quarter 2010 results included additional tax expense of approximately $0.06 per diluted share, of which approximately $0.03 is related to the delay in renewal of the U.S. R&D tax credit.

•
The third quarter 2010 results included higher pre-tax income of $10 million, $6 million after-tax or $0.05 per diluted share, related to the revision of estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the third quarter 2009. Total revisions in estimates for the third quarter 2010 were $22 million, pre-tax. Revisions in both periods were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

•
The third quarter 2010 included higher corporate general and administrative pre-tax expenses of $9 million, $6 million after-tax or $0.05 per diluted share, primarily related to higher incentive compensation expense and higher medical costs.

Net cash provided by operating activities, minus capital expenditures, for the third quarter 2010 was $204 million, a decrease of $7 million from the same period in 2009. During the third quarter 2010, Goodrich contributed $14 million to its worldwide pension plans, which was the same as the amount contributed in the third quarter 2009. Capital expenditures were $48 million in the third quarter 2010, compared with capital expenditures of $42 million in the third quarter 2009. During the third quarter 2010 net cash provided by operating activities, minus capital expenditures, was approximately 128 percent of net income.
Year-to-date 2010 Results
For the first nine months of 2010, the company reported income from continuing operations of $429 million, or $3.35 per diluted share, on sales of $5,161 million, compared to income from continuing operations of $457 million, or $3.61 per diluted share, on sales of $5,043 million for the first nine months of 2009.
The decrease in income from continuing operations is attributable primarily to the impact of lower aftermarket sales and a higher effective tax rate, which were partially offset by continued success on cost containment initiatives, increased favorable revisions of estimates on certain long-term contracts and several other factors. Some of these factors are noted below:
•
The company reported an effective tax rate of 32 percent for the first nine months of 2010, compared to an effective tax rate of 26 percent for the first nine months of 2009. Compared to the first nine months of 2009, the first nine months of 2010 results included additional tax expense of $0.32 per diluted share, of which $0.08 is related to the U.S. health care reform legislation and approximately $0.08 is related to the delay in renewal of the U.S. R&D tax credit.

•
The first nine months of 2010 results included higher pre-tax income of $45 million, $28 million after-tax or $0.22 per diluted share, related to the revision of estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the first nine months of 2009. Total revisions in estimates for the first nine months of 2010 were $71 million, pre-tax. Revisions in both periods were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

For the first nine months of 2010, the company reported net income of $430 million, or $3.36 per diluted share, on sales of $5,161 million, compared to the first nine months of 2009 net income of $492 million, or $3.88 per diluted share, on sales of $5,043 million. The first nine months of 2009 results included after-tax income from discontinued operations totaling $35 million, or $0.27 per diluted share, primarily associated with resolution of a past environmental claim. There were no significant items related to discontinued operations during the first nine months of 2010.
Net cash provided by operating activities, minus capital expenditures, for the first nine months of 2010 was $406 million, an increase of $94 million from the same period in 2009. During the first nine months of 2010, Goodrich contributed $131 million to its worldwide pension plans, compared to contributions of $174 million in the first nine months of 2009. Capital expenditures were $100 million in the first nine months of 2010, compared with capital expenditures of $115 million in the first nine months of 2009.
Business Highlights
•
On October 12, the Board of Directors of Goodrich approved a seven percent increase in the company’s quarterly dividend to 29 cents per share from the previous level of 27 cents per share on its common stock. The dividend is payable December 30, 2010 to shareholders of record as of December 1, 2010.

•
On September 22, Goodrich completed the acquisition of the Cabin Management assets of DeCrane Holdings Co., a leading provider of seating, furniture, veneers and cabin management systems for the business jet market. The purchase price was approximately $280 million.

•
On October 12, Goodrich completed the redemption of all of its outstanding $257,460,000 aggregate principal amount 7.625% notes due 2012. The notes were redeemed using proceeds from a recent note offering. Costs and fees associated with the redemption were approximately $37 million pre-tax, $23 million after-tax or $0.18 per diluted share, which will be recognized in the fourth quarter of 2010.

2010 Outlook
The company’s 2010 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2010, compared with the full year 2009, include:
•	Large commercial airplane original equipment sales are expected to increase by about 4 percent,
•
Regional, business and general aviation airplane original equipment sales are expected to grow by about 4 percent, including sales associated with the DeCrane acquisition. Excluding the sales from the DeCrane acquisition, sales in this market channel would be expected to decrease by about 6 — 7 percent,

•
Large commercial, regional, business and general aviation airplane aftermarket sales are expected to be approximately the same as they were in 2009. Goodrich expects year-over-year sales growth in the fourth quarter 2010 to exceed 10 percent, and

•
Defense and space sales of both original equipment and aftermarket products and services are expected to increase by approximately 15 percent, including sales generated by the December 2009 acquisition of Atlantic Inertial Systems (AIS). Organic growth is expected to be approximately 5 percent in 2010, compared to 2009.

The company expects full year 2010 sales to be approximately $7.0 billion, compared to a prior outlook of $7.1 billion. For the full year 2010, sales are expected to grow approximately 5 percent, compared to 2009 sales.
The outlook for 2010 net income per diluted share has been adjusted to $4.30 — $4.35, compared to the prior outlook of $4.30 — $4.45. The current outlook includes debt redemption costs of approximately $0.18 per diluted share, which were not included in the prior outlook and will be recognized in the fourth quarter 2010. Excluding these costs, the current outlook would have increased above the prior outlook by $0.10 — $0.20 per diluted share, driven primarily by better operating margin performance.
The 2010 outlook for net income includes a full-year effective tax rate of approximately 30 percent for 2010, compared to a prior outlook of 31 percent. The expected 2010 effective tax rate no longer includes a full-year benefit related to an assumed extension of the U.S. R&D tax credit. The effective tax rate for the fourth quarter 2010 is expected to be about 22 percent.
For 2010, Goodrich expects net cash provided by operating activities, minus capital expenditures, to be approximately 50 percent of net income, including an expected incremental $300 million pension contribution in the fourth quarter 2010. Excluding this incremental contribution, net cash provided by operating activities, minus capital expenditures, would have increased to approximately 100 percent of net income, compared to a prior outlook of greater than 85 percent conversion. The company expects capital expenditures for 2010 to be approximately $225 — $250 million. Pre-tax worldwide pension plan contributions are now expected to be approximately $450 million, compared to a prior outlook of $150 million.
2011 Outlook
The company’s 2011 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2011, compared with the full year 2010 outlook, include:
•
Large commercial airplane original equipment sales are expected to increase by about 15 — 20 percent. This outlook assumes all announced production rate increases are implemented, and that Boeing 787 deliveries begin in the first quarter of 2011 and 747-8 deliveries begin in mid-year 2011,

•
Regional, business and general aviation airplane original equipment sales are expected to grow by about 35 — 40 percent, including incremental sales associated with the DeCrane acquisition. Excluding the sales from the DeCrane acquisition, sales would be expected to increase by about 4 percent,

•
Large commercial, regional, business and general aviation airplane aftermarket sales are expected to increase by about 5 — 7 percent. This outlook assumes worldwide available seat miles (ASMs) increase by about 4 — 6 percent, compared to 2010, and

•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 5 — 6 percent.
The company’s initial full year 2011 expectations are for sales of approximately $7.7 — $7.8 billion, representing growth of about 10 — 11 percent from the current outlook for 2010. Organic growth is expected to be approximately 8 — 9 percent. The outlook for 2011 net income per diluted share is for a range of $5.00 — $5.20, an increase of 15 — 20 percent compared to expectations for 2010 net income per diluted share.
The 2011 outlook includes, among other factors:
•
Lower worldwide pre-tax pension expense of approximately $30 million, or $0.15 per diluted share. The estimate for 2011 pension expense currently assumes a 2010 actual return on U.S. plan assets of 9 percent and a 2011 U.S. discount rate of approximately 5.0 percent, both of which reflect conditions as of September 30, 2010. The lower 2011 pension expense is the result of actuarial changes and the benefit of a $300 million incremental contribution that the company expects to make during the fourth quarter 2010. Because almost all of the plan participants are now inactive, the company is changing its amortization period for gains and losses on its U.S. salaried pension plan to the estimated remaining life of plan participants rather than the estimated remaining service period of active plan participants. The change will have the added benefit of lowering pension expense sensitivity to changes in discount rates and rate of return on plan assets in future years. The company also expects to reduce its expected long-term rate of return on plan assets assumptions as of January 1, 2011. Pension expense for 2011 will be finalized based on actual asset values and discount rates on December 31, 2010.

•
A full-year effective tax rate of approximately 30 percent for 2011, consistent with the expected tax rate for 2010. The 2011 effective tax rate includes a full-year 2011 benefit of approximately 1.5 percent, or $0.10 per diluted share, related to an assumed extension of the U.S. R&D tax credit, which has not yet occurred.

For 2011, Goodrich expects net cash provided by operating activities, minus capital expenditures, to exceed 85 percent of net income. This outlook reflects ongoing investments to support the current schedule for the Boeing 787 and Airbus A350 XWB airplane programs, fixed assets and working capital to support announced production rate increases associated with the Boeing 737 and Airbus A320 airplanes, and low-cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company expects capital expenditures for 2011 to be in a range of $300 — $350 million. Pre-tax worldwide pension plan contributions are expected to be approximately $50 — $100 million.

The current sales, net income and net cash provided by operating activities outlooks for 2010 and 2011 do not include the impact of potential acquisitions or divestitures.
The supplemental discussion and tables that follow provide more detailed information about the third quarter 2010 segment results.
Goodrich will hold a conference call on October 21, 2010 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-312-1236.
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•
demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X, the Lockheed Martin F-35 Lightning II and the Northrop Grumman Joint STARS re-engining program;

•	our ability to extend our commercial OE contracts beyond the initial contract periods;
•
cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787 Dreamliner, the Airbus A380 and A350 XWB aircraft programs, and major military programs;

•	our ability to obtain price adjustments pursuant to certain of our long-term contracts;
•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;
•	the extent to which we are successful in integrating and achieving expected operating synergies for recent and future acquisitions;
•	successful development of products and advanced technologies;
•	the impact of bankruptcies and/or consolidations in the airline industry;
•	the health of the commercial aerospace industry, including the large commercial, regional, business and general aviation aircraft manufacturers;
•	global demand for aircraft spare parts and aftermarket services;
•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;
•	the possibility of restructuring and consolidation actions;

•	threats and events associated with and efforts to combat terrorism;
•	the extent to which changes in regulation and/or assumptions result in changes to expenses relating to employee and retiree medical and pension benefits;
•	competitive product and pricing pressures;
•
our ability to recover under contractual rights of indemnification for environmental, asbestos and other claims arising out of the divestiture of our tire, vinyl, engineered industrial products and other businesses;

•	the effect of changes in accounting policies or legislation, including tax legislation;
•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;
•	domestic and foreign government spending, budgetary and trade policies;
•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, interest rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, joint ventures, divestitures, tax audits, litigation and environmental remediation efforts; and
•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended September 30, 2010 Compared with Quarter Ended September 30, 2009

	Quarter Ended September 30,
			%	% of Sales
	2010	2009	Change	2010	2009
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$631	$629	0% Flat
Nacelles and Interior Systems	$583	$562	4%
Electronic Systems	$534	$457	17%

Total Sales	$1,748	$1,648	6%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$79.5	$59.7	33%	12.6%	9.5%
Nacelles and Interior Systems	$136.8	$130.8	5%	23.5%	23.3%
Electronic Systems	$86.3	$70.4	23%	16.2%	15.4%

Segment Operating Income	$302.6	$260.9	16%	17.3%	15.8%
Actuation and Landing Systems: Actuation and Landing Systems segment sales for the third quarter 2010 increased from the third quarter 2009 primarily due to the following:
•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $14 million, primarily in our wheels and brakes business; and
•	Higher defense and space OE and aftermarket sales primarily in our wheels and brakes business of approximately $4 million; partially offset by
•	Lower large commercial airplane OE sales of approximately $11 million, primarily in our landing gear and actuation systems businesses; and
•	Lower other aerospace sales of approximately $4 million primarily in our engine components business.

Actuation and Landing Systems segment operating income for the third quarter 2010 increased from the third quarter 2009 primarily as a result of the following:
•	Favorable product mix and higher sales volume primarily in our landing gear and wheels and brakes businesses, which resulted in higher income of approximately $20 million;
•	Higher income of approximately $8 million related to changes in estimates for certain long-term contracts in our wheels and brakes business that were more favorable in 2010; and
•	Favorable foreign exchange, including remeasurement of monetary assets/liabilities, of approximately $2 million; partially offset by
•	Lower income of approximately $10 million due to higher operating costs, primarily in our landing gear business, partially offset by favorable pricing across all businesses.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales for the third quarter 2010 increased from the third quarter 2009 primarily due to the following:
•	Higher large commercial OE sales of approximately $17 million, primarily in our aerostructures business; and
•	Higher regional, business and general aviation airplane OE sales of approximately $13 million, primarily in our aerostructures business; partially offset by
•	Lower large commercial, regional, business and general aviation airplane aftermarket sales of approximately $10 million, primarily in our aerostructures business.
Nacelles and Interior Systems segment operating income for the third quarter 2010 increased from the third quarter 2009 primarily due to the following:
•	Reduced operating costs across all businesses, which resulted in higher income of approximately $7 million; and
•
Higher income of approximately $3 million related to revisions in estimates for certain long-term contracts, which were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements on current and/or follow-on contracts; partially offset by

•	Lower aftermarket sales volume primarily in our aerostructures business, which resulted in lower income of approximately $4 million.

Electronic Systems: Electronic Systems segment sales for the third quarter 2010 increased from the third quarter 2009 primarily due to the following:
•	Higher defense and space OE and aftermarket sales of approximately $53 million, across most businesses, including sales associated with the acquisition of AIS which occurred in December 2009;
•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $9 million, primarily in our engine controls and electrical power systems business;
•	Higher regional, business and general aviation OE sales of approximately $6 million, primarily in our sensors and integrated systems business; and
•	Higher other aerospace and non-aerospace sales of approximately $6 million primarily in our sensors and integrated systems and intelligence, surveillance and reconnaissance businesses.
Electronic Systems segment operating income for the third quarter 2010 increased from the third quarter 2009 primarily due to the following:
•	Higher sales volume partially offset by unfavorable product mix across most businesses, which resulted in higher income of approximately $17 million; and
•	Favorable foreign exchange, including remeasurement of monetary assets/liabilities, of approximately $2 million; partially offset by
•
Higher operating costs across all businesses, including incremental costs associated with the acquisition of AIS, offset by favorable pricing primarily in our sensors and integrated systems and engine controls and electrical power systems businesses.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2010	2009	2010	2009
Sales	$1,748.0	$1,647.7	$5,160.7	$5,043.3
Operating costs and expenses:
Cost of sales	1,206.9	1,169.2	3,584.1	3,553.2
Selling and administrative costs	280.0	249.6	819.2	752.0

	1,486.9	1,418.8	4,403.3	4,305.2

Operating Income	261.1	228.9	757.4	738.1
Interest expense	(34.9)	(30.7)	(102.0)	(90.2)
Interest income	0.4	0.3	0.8	1.0
Other income (expense) — net	(3.6)	(7.9)	(14.4)	(18.7)

Income from continuing operations before income taxes	223.0	190.6	641.8	630.2
Income tax expense	(61.7)	(45.7)	(206.6)	(162.4)

Income From Continuing Operations	161.3	144.9	435.2	467.8
Income from discontinued operations — net of income taxes	0.1	3.3	1.4	35.0

Consolidated Net Income	161.4	148.2	436.6	502.8
Net income attributable to noncontrolling interests	(1.2)	(2.8)	(6.2)	(10.5)

Net Income Attributable to Goodrich	$160.2	$145.4	$430.4	$492.3

Amounts Attributable to Goodrich:
Income from continuing operations	$160.1	$142.1	$429.0	$457.3
Income from discontinued operations — net of income taxes	0.1	3.3	1.4	35.0

Net Income Attributable to Goodrich	$160.2	$145.4	$430.4	$492.3

Earnings per common share attributable to Goodrich:

Basic Earnings Per Share:
Continuing operations	$1.26	$1.13	$3.38	$3.64
Discontinued operations	—	0.02	0.01	0.28

Net Income Attributable to Goodrich	$1.26	$1.15	$3.39	$3.92

Diluted Earnings Per Share:
Continuing operations	$1.25	$1.12	$3.35	$3.61
Discontinued operations	—	0.02	0.01	0.27

Net Income Attributable to Goodrich	$1.25	$1.14	$3.36	$3.88

Dividends Declared Per Common Share	$0.27	$0.25	$0.81	$0.75

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2010	2009	2010	2009
Sales:
Actuation and Landing Systems	$631.1	$629.3	$1,852.3	$1,879.2
Nacelles and Interior Systems	582.7	561.8	1,715.9	1,789.2
Electronic Systems	534.2	456.6	1,592.5	1,374.9

Total Sales	$1,748.0	$1,647.7	$5,160.7	$5,043.3

Operating Income:
Actuation and Landing Systems	$79.5	$59.7	$209.4	$198.6
Nacelles and Interior Systems	136.8	130.8	407.0	414.7
Electronic Systems	86.3	70.4	252.2	211.4

Total Segment Operating Income (1)	302.6	260.9	868.6	824.7

Corporate General and Administrative Costs	(37.9)	(28.0)	(99.5)	(75.2)
ERP Costs	(3.6)	(4.0)	(11.7)	(11.4)

Total Operating Income	$261.1	$228.9	$757.4	$738.1

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	12.6%	9.5%	11.3%	10.6%
Nacelles and Interior Systems	23.5%	23.3%	23.7%	23.2%
Electronic Systems	16.2%	15.4%	15.8%	15.4%

Total Segment Operating Income as a Percent of Sales	17.3%	15.8%	16.8%	16.4%

(1)
Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2010	2009	2010	2009
Numerator
Income from continuing operations attributable to Goodrich	$160.1	$142.1	$429.0	$457.3
Percentage allocated to common shareholders	98.6%	98.6%	98.6%	98.6%

	$157.8	$140.0	$423.0	$450.8

Denominator
Weighted-average shares	125.3	124.1	125.2	124.0
Effect of dilutive securities	1.1	1.4	1.2	1.0

Adjusted weighted-average shares and assumed conversion	126.4	125.5	126.4	125.0

Per share income from continuing operations
Basic	$1.26	$1.13	$3.38	$3.64

Diluted	$1.25	$1.12	$3.35	$3.61

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	September 30,	December 31,
	2010	2009
Current Assets
Cash and cash equivalents	$1,351.3	$811.0
Accounts and notes receivable — net	1,195.9	1,073.2
Inventories — net	2,358.3	2,290.4
Deferred income taxes	167.8	165.2
Prepaid expenses and other assets	55.6	59.6
Income taxes receivable	—	15.0

Total Current Assets	5,128.9	4,414.4

Property, plant and equipment — net	1,437.6	1,451.2
Prepaid pension	1.0	0.8
Goodwill	1,763.0	1,587.0
Identifiable intangible assets — net	689.4	633.2
Deferred income taxes	17.1	16.7
Other assets	627.0	638.1

Total Assets	$9,664.0	$8,741.4

Current Liabilities
Short-term debt	$12.0	$3.1
Accounts payable	581.2	547.8
Accrued expenses	977.7	1,037.4
Income taxes payable	48.2	0.5
Deferred income taxes	24.1	23.8
Current maturities of long-term debt and capital lease obligations	262.1	0.5

Total Current Liabilities	1,905.3	1,613.1

Long-term debt and capital lease obligations	2,353.0	2,008.1
Pension obligations	801.5	908.7
Postretirement benefits other than pensions	291.1	301.1
Long-term income taxes payable	171.1	171.1
Deferred income taxes	296.2	257.2
Other non-current liabilities	501.4	514.5
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 147,530,374 shares at September 30, 2010 and 145,241,995 shares at December 31, 2009 (excluding 14,000,000 shares held by a wholly owned subsidiary)	737.7	726.2
Additional paid-in capital	1,705.9	1,597.0
Income retained in the business	2,415.6	2,088.0
Accumulated other comprehensive income (loss)	(651.9)	(673.2)
Common stock held in treasury, at cost (22,154,917 shares at September 30, 2010 and 20,854,137 shares at December 31, 2009)	(903.8)	(817.0)

Total Shareholders’ Equity	3,303.5	2,921.0
Noncontrolling interests	40.9	46.6

Total Equity	3,344.4	2,967.6

Total Liabilities And Equity	$9,664.0	$8,741.4

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2010	2009	2010	2009
Operating Activities
Consolidated net income	$161.4	$148.2	$436.6	$502.8
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Income from discontinued operations	(0.1)	(3.3)	(1.4)	(35.0)
Pension and postretirement benefits:
Expenses	45.1	50.9	135.2	149.1
Contributions and benefit payments	(21.4)	(22.8)	(151.2)	(200.1)
Depreciation and amortization	70.2	61.5	205.1	185.1
Excess tax benefits related to share-based payment arrangements	(2.6)	(2.4)	(15.5)	(3.3)
Share-based compensation expense	21.0	13.5	54.2	45.1
Deferred income taxes	(9.8)	8.3	(2.0)	12.1
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	(18.8)	23.6	(108.9)	(44.1)
Inventories, net of pre-production and excess-over-average	(13.3)	13.9	(12.9)	(28.0)
Pre-production and excess-over-average inventories	57.2	(48.3)	(73.3)	(124.9)
Other current assets	(5.8)	(0.6)	(3.4)	1.0
Accounts payable	(3.3)	(64.6)	40.7	(99.8)
Accrued expenses	21.2	50.1	9.2	(53.9)
Income taxes payable/receivable	11.6	9.8	78.0	135.7
Other assets and liabilities	(60.2)	14.7	(85.0)	(14.8)

Net Cash Provided By Operating Activities	252.4	252.5	505.4	427.0

Investing Activities
Purchases of property, plant and equipment	(48.0)	(41.8)	(99.6)	(115.0)
Proceeds from sale of property, plant and equipment	0.8	0.4	0.9	1.3
Payments made for acquisitions, net of cash acquired	(281.0)	(0.1)	(342.6)	(29.9)
Investments in and advances to equity investees	(0.5)	(0.5)	(1.5)	(1.5)

Net Cash Used In Investing Activities	(328.7)	(42.0)	(442.8)	(145.1)

Financing Activities
Increase (decrease) in short-term debt, net	(8.9)	(4.2)	8.9	(1.5)
Proceeds (repayments) of long-term debt and capital lease obligations	598.3	(0.1)	598.2	177.4
Proceeds from issuance of common stock	11.9	11.1	64.9	26.4
Purchases of treasury stock	(14.2)	(0.8)	(86.8)	(7.8)
Dividends paid	(34.3)	(31.6)	(102.6)	(94.1)
Excess tax benefits related to share-based payment arrangements	2.6	2.4	15.5	3.3
Distributions to noncontrolling interests	(0.6)	(0.5)	(11.9)	(7.8)

Net Cash Provided By (Used In) Financing Activities	554.8	(23.7)	486.2	95.9

Discontinued Operations
Net cash (used in) provided by operating activities	(0.2)	(15.4)	(0.6)	34.2
Net cash (used in) provided by investing activities	—	—	—	—
Net cash (used in) provided by financing activities	—	—	—	—

Net cash (used in) provided by discontinued operations	(0.2)	(15.4)	(0.6)	34.2
Effect of exchange rate changes on cash and cash equivalents	6.6	(1.2)	(7.9)	7.3

Net increase (decrease) in cash and cash equivalents	484.9	170.2	540.3	419.3
Cash and cash equivalents at beginning of period	866.4	619.4	811.0	370.3

Cash and cash equivalents at end of period	$1,351.3	$789.6	$1,351.3	$789.6

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2010	2009	2010	2009

Preliminary Income Statement Data:
Net Interest Expense	$(34.5)	$(30.4)	$(101.2)	$(89.2)

Other Income (Expense), Net:	$(3.6)	$(7.9)	$(14.4)	$(18.7)

- Divested business retiree health care	(2.6)	(3.0)	(7.9)	(9.1)
- Income (expense) related to previously owned businesses	(0.9)	(1.2)	(5.2)	(3.4)
- Equity in affiliated companies	(0.4)	(4.3)	(1.2)	(6.3)
- Other Income (expense)	0.3	0.6	(0.1)	0.1

Preliminary Cash Flow Data:
Dividends	$(34.3)	$(31.6)	$(102.6)	$(94.1)

Depreciation and Amortization	$70.2	$61.5	$205.1	$185.1

- Depreciation	47.6	44.3	141.0	133.8
- Amortization	22.6	17.2	64.1	51.3
Net Cash Provided By Operating Activities	$252.4	$252.5	$505.4	$427.0
Purchases of Property, Plant and Equipment (Capital Expenditures)	(48.0)	(41.8)	(99.6)	(115.0)

Net Cash Provided By Operating Activities minus Capital Expenditures (Free Cash Flow[1])	$204.4	$210.7	$405.8	$312.0

	September 30,	December 31,
	2010	2009

Preliminary Balance Sheet Data:
Preproduction and Excess-Over-Average Inventory	$1,045.8	$827.7

Short-term Debt	$12.0	$3.1
Current Maturities of Long-term Debt and Capital Lease Obligations	262.1	0.5
Long-term Debt and Capital Lease Obligations	2,353.0	2,008.1

Total Debt[2]	$2,627.1	$2,011.7
Cash and Cash Equivalents	1,351.3	811.0

Net Debt[2]	$1,275.8	$1,200.7

[1]
Free cash flow, which represents net cash provided by operating activities minus capital expenditures, is a cash performance measure used by the Company. It is a non-GAAP financial measure that the Company believes provides a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Company’s common stock and distribution of earnings to shareholders.

[2]
Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.